Exhibit 6.5

THE SECURITIES TO WHICH THIS AGREEMENT RELATES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("SECURITIES ACT"), OR UNDER ANY STATE SECURITIES LAWS ("BLUE SKY LAWS"), AND MAY NOT BE OFFERED OR SOLD WITHOUT REGISTRATION UNDER THE SECURITIES ACT, AND AS REQUIRED BY BLUE SKY LAWS IN EFFECT AS TO SUCH TRANSFER, UNLESS AN EXEMPTION FROM SUCH REGISTRATION UNDER STATE AND FEDERAL LAW IS AVAILABLE

2016 CONVERTIBLE NOTE PURCHASE AGREEMENT

THIS 2016 CONVERTIBLE NOTE PURCHASE AGREEMENT (the “Agreement” or “Note”) is made effective and dated for references purposes as of April 1, 2016 (the “Effective Date”), by and between Stocosil Inc., a Delaware corporation (the “Company”) and the investor whose name and signature are set forth on the signature page to this Agreement (the “Investor” or “Investors”).

RECITALS

Investor desires to purchase from the Company, and the Company desires to sell to Investor, a convertible promissory note initially due and payable on April 1, 2018, in form and substance attached hereto as Exhibit A (the “2016 Convertible Note”), all on the terms and conditions hereinafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual agreements, covenants, representations and warranties contained in this Agreement, the parties hereby agree as follows:

1.           Purchase and Sale of Note.

a.           Sale and Issuance of Note.  Subject to the terms and conditions of this Agreement, Investor agrees to purchase at the Closing (as defined below), and the Company agrees to sell and issue to Investor at the Closing, the Note in the principal amount set forth on the signature page hereto (the “Note Principal”) to purchase at $8.00 per share (the “Exercise Price”) that number of Shares equal to the quotient obtained by dividing the Note Principal by the Exercise Price (and where the reference is applicable, the Note and all equity underlying the Note, collectively, the “Securities”).

b.           Payment and Delivery.  Investor shall purchase the Note by making payment to the Company in cash, by check or wire transfer of funds of the aggregate purchase price as set forth on the signature page  (the “Purchase Price”) delivered to the Company on the date set forth on the signature page (the "Closing").

c.           Delivery of Note.  Upon Investor’s delivery of the Purchase Price in full and a fully executed and completed original of this Purchase Agreement, and after the Company determines that all applicable securities laws have been satisfied, the Company will deliver the Note to Investor.

2.           Company's Representations and Warranties.  Except as set forth on the Schedule of Exceptions attached hereto, the Company hereby represents and warrants to Investor as of the Effective Date as follows:

a.           Organization, Good Standing and Qualification. The Company is a corporation duly organized and validly existing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement and sell the Securities, and to carry out the provisions of this Agreement and to carry on its business as presently conducted. The Company is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a material adverse effect on the Company or its business.

b.           Authorization; Binding Obligations.  All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization of this Agreement, and the Securities and the performance of all obligations of the Company hereunder and thereunder at the Closing has been taken or will be taken prior to the Closing.

c.           Liabilities. The Company does not have as of the Effective Date in excess of $25,000 of liabilities in the aggregate (other than obligations of the Company arising from trade payables incurred in the ordinary course of business and Convertible Notes.)

3.           Investor Representations and Warranties.  Investor represents and warrants to the Company that:

a.           Requisite Power and Authority. Investor has all necessary power and authority under all applicable provisions of law to execute and deliver this Agreement and to carry out their provisions.  All action on Investor’s part required for the lawful execution and delivery of this Agreement and the Note have been or will be effectively taken prior to the Closing.

b.           Account. Investor is acquiring the Securities for investment for Investor’s own account, and not with a view to, or for resale in connection with, any distribution thereof, and Investor has no present intention of selling or distributing any of the Securities.  Investor understands that the Securities have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment as expressed herein.

c.           Access to Data.  Investor has had an opportunity to discuss the Company's business, management and financial affairs with its management and to obtain any additional information which Investor has deemed necessary or appropriate for deciding whether or not to purchase the Securities, including an opportunity to receive, review and understand the Company's financial statements, capitalization and other business information as Investor deems prudent. Investor acknowledges that no other representations or warranties, oral or written, have been made by the Company or any affiliate or agent thereof except as set forth in this Agreement.

d.           No Fairness Determination.  Investor is aware that no federal, state or other agency has made any finding or determination as to the fairness of the investment, nor made any recommendation or endorsement of the Securities.

e.           Knowledge and Experience.  Investor has such knowledge and experience in financial and business matters, including investments in other start-up companies that such individual is capable of evaluating the merits and risks of the investment in the Securities and it is able to bear the economic risk of such investment. Investor is an “accredited” investor as that term is defined under Regulation D promulgated under the Securities Act of 1933, as amended.  Further, Investor has such knowledge and experience in financial and business matters that such individual is capable of utilizing the information made available in connection with the offering of the Securities, of evaluating the merits and risks of an investment in the Securities and of making an informed investment decision with respect to the Securities.

g.           No Public Market. Investor is aware that there is currently no public market for the Company's securities.  There is no guarantee that a public market will develop at any time in the future.  Investor understands that the Securities are all unregistered and may not presently be sold. Investor understands that the Securities cannot be readily sold or liquidated in case of an emergency or other financial need.  Investor has sufficient liquid assets available so that the purchase and holding of the Securities will not cause Investor undue financial difficulties.

h.           Rule 144.  Investor acknowledges and agrees that the Securities must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available.  Investor has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act as in effect from time to time, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about the Company, the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any three-month period not exceeding specified limitations.

i.           Residence.   Investor resides in the state identified in the address set forth on the signature page.

4.           Public Offering Lock-Up. In connection with any underwritten public registration of the Company's securities, Investor agrees, upon the request of the Company or the underwriters managing such underwritten offering of the Company's securities, not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any Securities without the prior written consent of the Company and such underwriters, as the case may be, for a period of time, not to exceed thirty days (30) before and one hundred eighty (180) days after the effective date of such registration.  The Company and underwriters may request such additional written agreements in furtherance of such standoff in the form reasonably satisfactory to the Company and such underwriter. The Company may impose stop-transfer instructions with respect to the shares subject to the foregoing restrictions until the end of said 180-day period.

5.           Restrictive Legends.   Each instrument evidencing the Securities which Investor may purchase hereunder and any other securities issued upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event (unless no longer required in the opinion of the counsel for the Company) may be imprinted with legends substantially in the following form:

THE SECURITIES OF THE COMPANY OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), IN RELIANCE UPON REGULATION D PROMULGATED UNDER THE ACT, AND THE SECURITIES OFFERED HEREBY HAVE NOT BEEN QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS IN THE STATES WHERE THIS OFFERING IS MADE.  THEREFORE, THE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION UNDER THE ACT OR QUALIFICATION UNDER SUCH STATE SECURITIES LAWS OR AN OPINION OF COUNSEL THAT SUCH REGISTRATION AND QUALIFICATION IS NOT REQUIRED.  THESE SECURITIES MAY BE SUBJECT TO ADDITIONAL RESTRICTIONS PURSUANT TO EXEMPTIONS IN THE VARIOUS STATES WHERE THEY ARE BEING SOLD.

THE SECURITIES REPRESENTED BY THIS INSTRUMENT ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN THAT CERTAIN 2016 SERIES A CONVERTIBLE NOTE  PURCHASE AGREEMENT DATED EFFECTIVE APRIL 1, 2016 BY AND BETWEEN THE ORIGINAL HOLDER HEREOF AND THE COMPANY AS WELL AS THE COMPANY’S BYLAWS, A COPY OF WHICH MAY BE OBTAINED UPON REQUEST.

The Company shall be entitled to enter stop transfer notices on its transfer books with respect to the Securities.

6.           Reliance.  Investor is aware that the Company is relying on the accuracy of the above representations to establish compliance with Federal and State securities laws.  If any such warranties or representations are not true and accurate in any respect as of the Closing, Investor shall so notify the Company in writing immediately and shall be cause for rescission by the Company at its sole election. Investor shall indemnify the Company and its affiliates, legal counsel and agents against all losses, claims, costs, expenses and damages or liabilities, including reasonable attorneys' fees, which such parties may suffer or incur caused or in connection with or arising out of, directly or indirectly, from their reliance on such warranties and representations.

7.           Miscellaneous.

a.           Survival. The representations, warranties, covenants and agreements made herein shall survive the closing of the transactions contemplated hereby.

b.           Successors and Assigns.  Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

c.           Entire Agreement.  This Agreement and the Exhibits attached hereto constitute the entire agreement and understanding between the parties with respect to the subject matters herein, and supersede and replace any prior agreements and understandings, whether oral or written between and among them with respect to such matters.  The provisions of this Agreement may be waived, altered, amended or repealed, in whole or in part, only upon the written consent of the Company and Investor.  Investor acknowledges, however, that the Note may be amended by a majority in interest of the holders thereof as set forth in the Note.

d.           Title and Subtitles. The titles of the Sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

e.           Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

f.           Applicable Law.  This Agreement shall be governed by and construed in accordance with laws of the State of California, applicable to contracts between California residents entered into and to be performed entirely within the State of California.

g.           Venue. Any action, arbitration, or proceeding arising directly or indirectly from this Agreement or any other instrument or security referenced herein shall be litigated or arbitrated, as appropriate, in Orange County, California.

h.           Authority.  If Investor is a corporation, partnership, trust or estate: (i) the individual executing and delivering this Agreement on behalf of Investor has been duly authorized and is duly qualified to execute and deliver this Agreement in connection with the purchase of the Securities and (ii) the signature of such individual is binding upon Investor.

i.           Notices.  All notices and other communications provided for or permitted hereunder shall be made by hand-delivery, facsimile, or overnight air courier guaranteeing next day delivery at the addresses set forth on the signature page hereof to the Investor and with respect to the Company at its principal place of business. All such notices and communications shall be deemed to have been duly given at the time delivered by hand, if personally delivered; when receipt acknowledged, if faxed; and the next business day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.  The parties may change the addresses to which notices are to be given by giving five days prior written notice of such change in accordance herewith.

j.           Waiver of Potential Conflicts of Interest.  The Investor represents that it has had the opportunity and been advised by the Company to consult with independent counsel concerning entering into the transactions contemplated herein.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

INVESTORS                                                                                                   STOCOSIL INC.

By: ________________________                                                             By:
        THE HOLDER                                                                                                  PYNG SOON, CEO

___________________________                                                             _______________________________
(Print Name)                                                                                                                    (Print Name)

(Address for Notices and Investment Decisions)

1038 Robin Hood Lane
Norman, Oklahoma 73072

Note Principal $25,000

Purchase Price $25,000

Number of Common Shares (rounded to nearest whole number and qualified in its entirety by the terms of the Note) = 3,125 (100% of Note Principal Divided by $8.00)

Closing Date:

EXHIBIT A

FORM OF CONVERTIBLE NOTE

THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF APPLICABLE STATES.  THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.  INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.  THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

THIS NOTE AND THE SHARES ISSUABLE UPON CONVERSION OF THIS NOTE ARE SUBJECT TO A 180-DAY MARKET STAND-OFF RESTRICTION AS SET FORTH HEREIN.  AS A RESULT OF SUCH RESTRICTION, THIS NOTE AND THE SHARES ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE TRADED PRIOR TO 180 DAYS AFTER THE EFFECTIVE DATE OF A REGISTRATION STATEMENT BY THE COMPANY AS SET FORTH IN SECTION 10 BELOW.  SUCH RESTRICTION IS BINDING ON TRANSFEREES OF THIS NOTE AND THE SHARES ISSUABLE UPON CONVERSION OF THIS NOTE.

2016 CONVERTIBLE PROMISSORY NOTE
(Due: April 1, 2018)

$25,000	Effective Date April 1, 2016 City of Industry, California

FOR VALUE RECEIVED, the undersigned, Stocosil Inc., a Delaware corporation (“Payor” or “Company”) promises to pay to the order of The holder, an individual investor, or her assigns (hereinafter, with any subsequent holder, the “Holder”) the principal sum of Twenty Five Thousand Dollars ($25,000) with interest on the unpaid principal from the Commencement Interest Date at a rate of three percent (3.0%) per annum.  Interest shall be calculated on the basis of the actual number of days elapsed over a 365-day year, and shall commence to accrue on the date hereof and shall continue on the outstanding principal until paid in full. This 2016 Convertible Note is issued pursuant to that certain 2015 Series A Convertible Note Purchase Agreement by and between the Company and the original Holder hereof (the “Purchase Agreement”).This Note is a duly authorized 2016 convertible Note of the Company (which has substantially identical terms to that certain 2015 Series A Convertible Note Subscription Agreement, except for the variations necessary to express the name of the Holder, number, Commencement Interest Date and the principal amount under each Note), which  together with subsequent issued 2016 convertible notes, if any, are designated as “2016 Series A Notes”.

1.           Application of Payments.  All payments of principal and interest shall be in lawful money of the United States of America.  All payments on account of the indebtedness evidenced by this Note shall be applied first to any and all costs, expenses and other charges then owed the Holder by Payor, second, to accrued and unpaid interest, and thereafter to the unpaid principal balance hereof.

2.           Maturity Date.  Unless this Note has been converted pursuant to the terms and conditions of this Note or unless earlier accelerated by the terms of this Note, the principal amount hereof, together with all unpaid accrued interest hereon and all other fees, costs and charges, if any, shall be due and payable on April 1, 2018 (the “Maturity Date”).  No payments of principal or interest are required hereunder until the Maturity Date, except as otherwise provided herein. If this Note is not repaid in full when due (either upon the Maturity Date or upon an Event of Default or otherwise), then the default interest rate shall be six percent per annum (6%), which shall continue to accrue on the balance of any unpaid principal until such balance is paid in full.

3.           Prepayment. Prior to the Maturity Date, this Note may not be prepaid by Payor, in whole or in part, except with the express written consent of the Holder or a “Majority Holders” (as defined below).

4.           Events of Default.  If any of the following events shall occur (herein individually referred to as an “Event of Default”), the Holder of the Note may, so long as such condition exists, declare the entire principal and unpaid accrued interest hereon immediately due and payable, by notice in writing to Payor:

   (a)           a failure by Payor to pay as and when due the principal and interest due on this Note or any portion thereof, and such failure shall continue for a period of thirty (30) days following written notice from Holder to the Company of such failure; or

(b)           a failure by Payor to perform any term, covenant or agreement contained in this Note or the Purchase Agreement and such default is not cured by Payor within sixty (60) days after the Holder has given Payor written notice of such default; or

(c)           the institution by Payor of proceedings to be adjudicated a bankrupt or insolvent, or the appointment of a receiver, trustee, or other similar official of Payor, or the making by Payor of an assignment for the benefit of creditors, or the admission by Payor in writing of its inability to pay its debts generally as they become due; or

(d)           if, within ninety (90) days after the commencement of an action against Payor seeking any bankruptcy, insolvency, reorganization, dissolution or similar relief, such action shall not have been dismissed.

5.           Automatic Conversion.  Subject to Section 5 below and, at the Company’s election and request, Holder’s reaffirmation of Holder’s representations and warranties under Section 3 of the Convertible Note Purchase Agreement, the principal amount of this Note (and all interest accrued on this Note at the option of the Payor) shall be converted into the number of shares of common stock as follows:

(a)           In the event of a next equity financing by the Company in one transaction or series of related transactions which raises an aggregate amount of at least One Million Five Hundred Thousand Dollars ($1,500,000) (the “Next Equity Financing”), the principal amount on this Note shall automatically be converted (regardless of whether or not the Note is surrendered to Payor) into the equity securities issued in the Payor’s Next Equity Financing (the “Next Equity Financing Stock”).  Any accrued interest outstanding at the time of the conversion shall be paid in cash by the Company.  This Note shall convert into the number of shares at the time of the “Next Equity Financing” equals to 3,125 shares of the Company’s Common Stock at an exercise price of $8.00 per share (the “Exercise Price”). This Note shall be deemed automatically cancelled immediately upon such conversion.

As a condition precedent to the issuance of the Next Equity Financing Stock to Holder upon such conversion, Holder shall execute and deliver such agreements, instruments and other documents as are executed and delivered by the other investors in connection with their purchase of the Next Equity Financing Stock.

(b)           In the event of the “Company’s Sale”, defined below, at the option of Payor, the principal hereunder and, at the option of the Payor, shall automatically be converted (regardless of whether or not the Note is surrendered to Payor) into the number of shares (the “Company’s Sale Stock”) equals to 3,125 shares of the Company’s Common Stock at an exercise price of $8.00 per share (the “Exercise Price”).  This Note shall be deemed automatically cancelled immediately upon such conversion.

“Company’s Sale” shall mean “(i) the acquisition of the Company by another entity by means of any transaction or series of related transactions to which the Company is party (including, without limitation, any share acquisition, reorganization, merger or consolidation but excluding any bona fide sale of shares for capital raising purposes) other than a transaction or series of related transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, as a result of shares in the Company held by such holders prior to such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity (or if the Company or such other surviving or resulting entity is a wholly-owned subsidiary immediately following such acquisition, its parent); or (ii) a sale of all or substantially all of the assets of the Company and its subsidiaries taken as a whole by means of any transaction or series of related transactions.

6.           Notice.  Written notice shall be delivered to the Holder at the address last shown on the records of Payor for the Holder or given by the Holder to Payor, notifying the Holder or Payor of any conversion to be effected hereunder, specifying the applicable conversion price and the principal amount (together with any interest if applicable) of the Note to be converted.

7.           Mechanics of Conversion.  As promptly as practicable after the conversion of this Note and after the Holder has surrendered the Note to Payor and satisfied the conditions precedent to issuance described above,  Payor will issue and deliver to the Holder of this Note, a certificate or certificates representing the full number of shares issuable upon such conversion (and the issuance of such certificate or certificates shall be made without charge to the Holder of the Note for any issuance tax in respect thereof or other cost incurred by Payor in connection with such conversion and the related issuance of shares). All rights with respect to this Note shall terminate upon the issuance of the Next Equity Financing Stock or Company’s Sale Stock upon conversion of this Note, whether or not this Note has been surrendered and whether or not all purchase, or other agreements have been executed and delivered by Holder to the Company.  Notwithstanding the foregoing, Holder agrees to surrender this Note to the Company for cancellation as soon as is possible following conversion of this Note.  Holder shall not be entitled to receive any certificate representing the shares of the Next Equity Financing Stock or Company’s Sale Stock to be issued upon conversion of this Note until the original of this Note is surrendered to the Company and the agreements and/or documents referenced herein have been executed and delivered to the Company.

8.           No Rights or Liabilities as a Stockholder. This Note does not by itself entitle Holder to any voting rights or other rights as a stockholder of the Company.  In the absence of conversion of this Note, no provisions of this Note, and no enumeration herein of the rights or privileges of Holder, shall cause Holder to be a stockholder of the Company for any purpose.

9.           Assignment.  The Company and Holder hereby agree that neither this Note nor any rights hereunder may be assigned, conveyed or transferred, in whole or in part, without the Company’s prior written consent, which the Company may withhold in its sole discretion; provided, however, that this Note may be assigned, conveyed or transferred without the prior written consent of the Company to any person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with Holder; provided, further, that such transferee executes an acknowledgement that such transferee is subject to all the terms and conditions of this Note and satisfies the Company as to compliance with State and federal securities law as provided in the Purchase Agreement, including but not limited to re-affirmation by transferee that it confirms as to itself all of the representations and warranties set forth in Section 3 of the Convertible Note Purchase Agreement.  The rights and obligations of the Company and Holder under this Note shall be binding upon and benefit their respective permitted successors, assigns, heirs, administrators and transferees.  The Company and Holder hereby agree that that all shares issuable upon conversion of this Note pursuant to the provisions of this Note shall be subject to the terms and conditions of the definitive agreements entered into by Holder and the Company in connection with such conversion and the Next Equity Financing or Company’s Sale as applicable, including the restrictions on transfer contained therein

10.           Public Offering Lock-Up.                                           In connection with any underwritten public registration of the Corporation's securities, Holder agrees, upon the request of the Company or the underwriters managing such underwritten offering of the Company’s securities, not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities issuable hereunder without the prior written consent of the Company and such underwriters, as the case may be, for a period of time, not to exceed thirty (30) days before and one hundred and eighty (180) days after the effective date of such registration (the “Lock-up Period”).  Upon request by the Company, Holder shall enter into any further agreement in writing in a form reasonably satisfactory to the Company and such underwriters to effectuate this lock-up.  The Company may impose stop-transfer instructions with respect to the securities subject to the foregoing restrictions until the end of the Lock-up Period.

11.           Binding Intent.  Subject to the restrictions on transfer set forth above, the rights and obligations of Payor and the Holder of this Note shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

12.           Payment of Costs of Collection.  Payor shall be liable for all out-of-pocket costs and expenses of collection, including reasonable attorneys’ fees, incurred by the Holder and arising by virtue of an uncured default of this Note by the Company.

13.           Waivers.  Payor hereby waives demand, notice, presentment, protest and notice of dishonor.  The terms of this Note shall be construed in accordance with the laws of the State of Delaware.

14.         Amendment or Waiver. Any term of this Note, including but not limited to the Maturity Date and conversion terms, together with any terms of all other Series A Notes, may be amended or terminated with the written consent of the Company and the holders of Series A Notes representing not less than a majority of the then outstanding principal under all such Series A Notes (“Majority Holders”). Any such amendment or termination shall apply to all such Series A Notes and the holders thereof whether any particular Holder consented or not.

15.           Severability.  In the event any one or more of the provisions contained in this Note shall, for any reason, be held to be invalid, illegal, or unenforceable in whole or in part or in any respect, or in the event any one or more of the provisions of this Note operate or would prospectively operate to invalidate this Note, such invalidity, illegality, or unenforceability shall not affect any other provision of this Note.  In such instance, this Note shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein and the remaining provisions of this Note shall remain operative and in full force and effect and in no way shall be affected, prejudiced or disturbed thereby.

16.           No Setoff or Counterclaim.  All payments by Payor under this Note shall be made without setoff or counterclaim and be free and clear and without any deductions or withholding for any taxes or fees of any nature whatsoever, unless the obligation to make such deduction or withholding is imposed by law.

17.           Delays or Omissions.  No delay or omission on the part of the Holder in exercising any right under this Note shall operate as a waiver of such right or of any other right of the Holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion.

18.           Headings.  The headings in this Note are for convenience of reference only and shall not define or limit any terms or provisions hereof.

IN WITNESS WHEREOF, Payor has caused this Note to be signed in its name as of the date first above written.

Stocosil Inc.

By:
Name: PYNG SOON, Chief Executive Officer

Acknowledged by:

_____________________________________
The holder